Exhibit 99.5

July 16, 2013

To Our Valued Customers and Casino Operators:

Today is a historic day as we announce our strategic decision to combine our business with Bally Technologies (BYI), a global leader in gaming technology and innovations. Earlier today, we issued a press release that announced that our two companies have entered into a definitive agreement with the unanimous approval by both Boards of Directors. A copy of the press release is attached for your information.

With approximately 3,400 employees around the globe, Bally has been at the forefront of gaming innovation for over 80 years. Like SHFL, Bally focuses on creating both entertaining player experiences through high-performing content and state-of-the-art technological solutions to increase productivity on the casino floor. Culturally, Bally and SHFL are a natural fit. Both companies share a customer-centric focus and commitment to innovation. These pillars of our respective success will remain a core part of everything we do as a combined company.

Today’s announcement builds on our proud legacy and Bally’s many decades of industry leadership. As we embark on this exciting new chapter for SHFL, I am confident that this transaction will provide us with the opportunity to reinforce our relationships with you and leverage our strengths to better serve your operational needs.

The transaction is subject to approvals, including approval from SHFL’s shareholders, required regulatory approvals and other customary closing conditions. We expect the transaction to close no later than the second quarter of calendar 2014. Until then, we will operate as separate companies, which means it’s business as usual here at SHFL.

We will keep you posted on our progress. In the interim, please feel free to contact your SHFL sales representative if you have any questions.

I would like to thank you for your support over the years and look forward to your continued support in the future.

Sincerely,

Gavin Isaacs

Chief Executive Officer, SHFL entertainment

Forward Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, SHFL entertainment, Inc. (the “Company”) or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of the Company to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of the Company and Bally Technologies, Inc. (“Bally”) to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of the Company; (5) the ability of the Company to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by Bally to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended October 31, 2012, and our more recent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and Bally. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the SEC. The Company and Bally also plan to file with the SEC other documents regarding the proposed transaction. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE

PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Company’s Investor Relations website page at http://ir.shfl.com or by contacting Investor Relations by mail to SHFL entertainment, Inc., Attn: Investor Relations, 1106 Palms Airport Drive, Las Vegas, NV 89119, or by phone at (702) 897-7150.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the meeting of shareholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on February 1, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.